Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Weyerhaeuser Real Estate Company

We consent to the use of our report dated January 8, 2014, with respect to the consolidated balance sheets of Weyerhaeuser Real Estate Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2012, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Seattle, WA
January 8, 2014